Exhibit 99.1

Company Contacts:	Investor Relations Contacts:
AngioDynamics, Inc.	Lippert/Heilshorn & Associates, Inc.
Joe Gerardi	Kim Sutton Golodetz (kgolodetz@lhai.com)
(800) 772-6446 x115	(212) 838-3777
www.angiodynamics.com	Bruce Voss (bvoss@lhai.com)
(310) 691-7100

ANGIODYNAMICS REPORTS NET INCOME UP 70% ON 25% REVENUE GAIN

Conference call to begin today at 4:30 pm ET

QUEENSBURY, N.Y. (September 27, 2005) – AngioDynamics, Inc. (Nasdaq: ANGO) today announced financial results for the 13 weeks ended August 27, 2005. Highlights of the first quarter of fiscal year 2006 (June through August) include:

•	Net sales growth of 25% over the first quarter of fiscal year 2005 to $16.4 million

•	Net income up 70% over the first quarter of fiscal year 2005 to $1.3 million

•	Earnings per diluted share up 67% over the prior year first quarter to $0.10

•	Gross profit for the quarter up 36% over the first quarter of fiscal year 2005 to $9.5 million

•	Gross margin reaches 58%, up from 53% for the first quarter of fiscal year 2005

Net sales for the first quarter of fiscal 2006 increased 25% to $16.4 million, up from $13.1 million in the first quarter of fiscal 2005. This increase reflects strong growth from the Company's newest products, along with continued market share gains across the diversified product portfolio. Most of the revenue gains were due to increased unit sales, with a modest price increase contributing 1.6% to the total revenue growth.

Angiographic product sales increased 10% over the first quarter of fiscal 2005, with sales of $4.6 million for the first quarter of fiscal 2006. Sales of the image-guided vascular access line, which includes Morpheus® CT PICC, were up 157% to $2.5 million compared with the 2005 fiscal first quarter. Sales of hemodialysis products rose 17%, or $640,000, over the prior-year first quarter to $4.4 million. The EvenMore™ chronic dialysis catheter, the Company’s newest internally manufactured catheter, contributed more than $500,000 to the top line during the 2006 fiscal first quarter. Sales of VenaCure™ products grew 37% to $2.0 million, a $560,000 increase over the prior-year first quarter. During the fiscal 2006 first quarter, the Company sold 21 lasers, bringing the total laser units sold in the field to 305. Sales of disposable kits increased 107% to $1.4 million compared with the first quarter fiscal 2005.

Net income for the fiscal 2006 first quarter was $1.3 million, or $0.10 per diluted share. Compared with the prior year, this represents a 70% increase in net income and a 67% increase in diluted earnings per share.

Gross profit for the first quarter of fiscal 2006 was up 36% to $9.5 million, compared with gross profit of $7.0 million for the prior-year first quarter. Gross profit margin for the fiscal 2006 quarter reached 58%, up from 53% in the comparable 2005 quarter. A favorable product mix accounted for approximately 380 basis points of the 480 basis point increase or around 80%. Modest price increases allowed us to improve our gross profit margin profit by 40 basis points while net production efficiencies accounted for a 60 basis point improvement.

Operating profit for the first quarter increased 51% to $1.9 million, compared with $1.3 million in the first quarter of fiscal year 2005, and the operating profit margin expanded by 200 basis points to 12% of net sales.

“We are very proud of these excellent first quarter results, especially our record-breaking gross profit margin improvement to 58%,” commented Eamonn P. Hobbs, President and CEO of AngioDynamics. “This is a gain of 480 basis points year-over-year, and represents a gain of 170 basis points over the fourth quarter of fiscal 2005. We are pleased with this strong financial performance, as the seasonality in our business typically results in relatively softer sales in our fiscal first quarter, which is comprised of the summer months, compared to the remaining quarters of the fiscal year. We are confident that we will reach our goal to achieve gross profit margins in the low to mid 60% range by fiscal 2008. Our exceptional gross profit margin improvement is a strong testament to how well all aspects of our business are running.”

“Sales growth from our newest products, along with continued market share gains across our diversified product portfolio, has led to our outstanding profit growth for the fiscal first quarter. We are extremely excited that our first quarter results are in line with our fiscal 2006 goals to deliver at least 20% revenue growth, at least 200 basis point gross profit margin improvement, and at least 35% operating profit growth, excluding one-time expenses.” remarked Mr. Hobbs.

The effective tax rate for the 2006 quarter was 37.8%, compared with 40.8% for the first quarter of fiscal 2005. The decrease is attributed to the use of R&D credit carryforwards and contribution carryforwards during the current quarter.

As of August 27, 2005, cash and short-term investments were $28.8 million, an increase of $1.7 million during the fiscal 2006 first quarter. Cash flow continues to be quite strong. The Company generated $1.4 million in cash from operations during the current quarter, compared with $290,000 in the first quarter of fiscal 2005.

The Company is affirming its financial guidance for fiscal 2006. AngioDynamics expects net sales growth to exceed 20%, to at least $72.0 million, compared with fiscal 2005. Year-over-year net income growth is expected to exceed 27%, to $5.8 million, which includes an anticipated one-time charge totaling $366,000, net of income taxes, to be incurred in connection with the Company’s requirement to comply with Section 404 of the Sarbanes-Oxley Act by May 2006.

Without the effect of these one-time expenses, net income would be expected to reach $6.1 million, or 35% net income growth from fiscal 2005. The Company is providing this guidance to demonstrate that its performance continues to be consistent with the ongoing guidance it has provided since its initial public offering in May 2004, but for the effect of those one-time expenses. R&D and SG&A expenses for the fiscal year 2006 are expected to be approximately 8% and 36% of net sales, respectively. The Company expects its effective tax rate to be approximately 39% for fiscal year 2006.

Conference Call

AngioDynamics management will host a conference call to discuss this announcement today beginning at 4:30 p.m. Eastern Time. To participate in the call, please dial (800) 299-8538 toll-free from the U.S., or (617)786-2902 from outside the U.S. Please enter the passcode 48776039.

A telephone replay will be available from 6:30 p.m. Eastern Time on September 27, 2005 through 11:59 p.m. Eastern Time on October 4 by dialing (888) 286-8010 (domestic) or (617) 801-6888 (international) and entering conference ID number 22967955.

In addition, individuals may listen to the call on the Internet by visiting the investor relations portion of the Company's Web site at http://investor.angiodynamics.com/. A recording of the conference call will be archived there for 12 months.

About AngioDynamics

AngioDynamics, Inc. (www.angiodynamics.com) is a leading provider of innovative medical devices used by interventional radiologists, vascular surgeons and other physicians for the minimally invasive diagnosis and treatment of peripheral vascular disease. AngioDynamics, Inc. designs, develops, manufactures and markets a broad line of therapeutic and diagnostic devices that enable interventional physicians, such as interventional radiologists, vascular surgeons and others, to treat peripheral vascular diseases and other non-coronary diseases. The Company's diverse product line includes angiographic catheters, hemodialysis catheters, endovascular laser venous system products, PTA dilation balloon catheters, image-guided vascular access products, thrombolytic products and drainage products.

The statements made in this document contain certain forward-looking statements that involve a number of risks and uncertainties. Words such as "expects," "intends," "anticipates," "plans," "believes," "seeks," "estimates," or variations of such words and similar expressions, are intended to identify such forward-looking statements. Investors are cautioned that actual events or results may differ from the Company's expectations. In addition to the matters described above, the ability of the Company to develop its products, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, overall economic conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from Group Purchasing Organizations, competition, as well as the risk factors listed from time to time in the SEC filings of AngioDynamics, Inc., including but not limited to its Annual Report on Form 10-K for the year ended May 28, 2005, may affect the actual results achieved by the Company.

AngioDynamics, Inc. and Subsidiary
CONSOLIDATED INCOME STATEMENT HIGHLIGHTS
(in thousands, except shares and per share data)

	Three months ended
	August 27, 2005	August 28, 2004

	(unaudited)
Net sales	$16,367	$13,105
Cost of goods sold	6,847	6,112

Gross profit	9,520	6,993

Gross margin %	58.2%	53.4%
Operating expenses
Selling and administrative	6,087	4,595
Research and development	1,519	1,128

Total operating expenses	7,606	5,723

Operating profit	1,914	1,270

Other income, net	165	15

Income before income tax provision	2,079	1,285
Income tax provision	786	524

NET INCOME	$1,293	$761

Earnings per common share
Basic	$.11	$.07

Diluted	$.10	$.06

Weighted Average Common Shares
Basic	12,143,287	11,378,214
Diluted	12,856,966	11,789,971

AngioDynamics, Inc. and Subsidiary
CONSOLIDATED BALANCE SHEET HIGHLIGHTS
(in thousands)

Assets	August 27, 2005	May 28, 2005

	(2)	(1)
Current Assets
Cash and Cash Equivalents	$13,298	$14,498
Marketable Securities	15,516	12,601
Accounts Receivable, net	9,484	9,929
Inventories	10,998	10,264
Deferred income taxes	736	736
Other current assets	1,004	1,679

Total current assets	51,036	49,707

Property, Plant & Equipment - at cost, net	8,895	8,528
Other Non-Current Assets	1,404	1,437

Total Assets	$61,335	$59,672

Liabilities and Stockholders’ Equity

Current Liabilities	$6,427	$7,627
Long-term Debt	2,890	2,935
Stockholders’ Equity	52,018	49,110

Total Liabilities and Stockholders’ Equity	$61,335	$59,672

(1)	Information derived from audited financial statements

(2)	Unaudited